Exhibit 10.1

SERIES A PREFERRED STOCK PURCHASE AGREEMENT

BETWEEN

TRC COMPANIES, INC.,

AND

THE PURCHASERS NAMED ON SCHEDULE I HERETO

DATED AS OF JUNE 1, 2009

TABLE OF CONTENTS

1.	Sale and Purchase of Preferred Stock		1

	1.1.	Sale and Purchase; Purchase Price	1
	1.2.	Closing	1

2.	Required Stockholder Approval		2

3.	Representations and Warranties of the Purchasers		3

	3.1.	Organization and Power and Authority; Legal Capacity	3
	3.2.	Validity	3
	3.3.	No Brokers	3
	3.4.	Acquisition for Own Account	4
	3.5.	Ability to Protect Own Interests and Bear Economic Risks	4
	3.6.	Accredited Investor	4
	3.7.	Access to Information	4
	3.8.	No General Solicitation	4
	3.9.	Sales and Confidentiality Prior to the Date Hereof	5
	3.10.	Residence	5

4.	Representations and Warranties by the Company		5

	4.1.	Organization and Qualification	5
	4.2.	Capitalization	6
	4.3.	Authority; Valid Issuance of Shares	6
	4.4.	Consents and Approvals; No Violation	7
	4.5.	SEC Reports; Financial Statements	8
	4.6.	Litigation	9
	4.7.	Compliance with Law; No Default	9
	4.8.	Absence of Certain Changes	9
	4.9.	Exemption from Registration	9
	4.10.	No Brokers	10
	4.11.	Title	10
	4.12.	Patents and Trademarks	10
	4.13.	Labor Relations	10
	4.14.	Exchange Act Registration	11
	4.15.	Application of Takeover Protections	11
	4.16.	Insurance	11
	4.17.	Regulatory Permits	11
	4.18.	Environmental Laws	11
	4.19.	Investment Company	12
	4.20.	Offering of Securities	12

5.	Conditions of Parties’ Obligations		12

	5.1.	Conditions of the Purchasers’ Obligations	12

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	5.2.	Conditions of the Company’s Obligations	13
	5.3.	Conditions of Each Party’s Obligations	14

6.	Covenants		15

	6.1.	Transfer Restrictions; Legend	15
	6.2.	Reporting Requirements	16
	6.3.	Reasonable Best Efforts; Consents and Governmental Approvals	16
	6.4.	Integration	16
	6.5.	Securities Laws Disclosure; Publicity	17
	6.6.	Non-Public Information	17
	6.7.	Listing of Common Stock	17
	6.8.	Use of Proceeds	18
	6.9.	Indemnification of Purchasers	18
	6.10.	Form D; Blue Sky Filings	19
	6.11.	Sale Restriction	19
	6.12.	Expenses of Purchasers	19
	6.13.	Board of Directors	19

7.	PREEMPTIVE RIGHTS		19

	7.1.	New Issuances; Preemptive Rights	19
	7.2.	Right to Purchase Offered Securities	19
	7.3.	Sale of Offered Securities	20
	7.4.	Exempt Issuances	21
	7.5.	Termination	21

8.	Miscellaneous		21

	8.1.	Entire Agreement; Amendments and Waivers	21
	8.2.	Notices	22
	8.3.	Remedies	23
	8.4.	Successors and Assigns	23
	8.5.	No Third-Party Beneficiaries	23
	8.6.	Headings	23
	8.7.	Governing Law	24
	8.8.	Independent Nature of Purchasers’ Obligations and Rights	24
	8.9.	Jurisdiction	24
	8.10.	Counterparts	24
	8.11.	Severability	24
	8.12.	WAIVER OF JURY TRIAL	25

APPENDIX A:  Definitions
SCHEDULE I:  List of Purchasers

LIST OF EXHIBITS
EXHIBIT A	Certificate of Designation

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EXHIBIT B	Registration Rights Agreement

iii

SERIES A PREFERRED STOCK PURCHASE AGREEMENT

This SERIES A PREFERRED STOCK PURCHASE AGREEMENT (“this Agreement”) is made and entered into this 1st day of June, 2009 by and between TRC Companies, Inc., a Delaware corporation (the “Company”), on the one hand, and the entities and individuals as listed on Schedule I attached hereto, as such Schedule I may be amended from time to time as set forth herein (the “Purchasers”), on the other hand.  Certain terms used and not otherwise defined in the text of this Agreement are defined in Appendix A hereof.

W I T N E S S E T H

WHEREAS, the Company desires to issue and to sell to the Purchasers, and the Purchasers desire to purchase from the Company, shares of a newly created series of the Company’s preferred stock, to be designated as Series A Convertible Preferred Stock, par value $0.10 per share (“Series A Preferred Stock”), convertible into shares of the Company’s common stock, $0.10 par value per share (“Common Stock”), all in accordance with the terms and provisions of this Agreement;

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties and covenants herein contained, the parties hereto, intending to be bound, hereby agree as follows:

1.                                       Sale and Purchase of Preferred Stock.

1.1.          Sale and Purchase; Purchase Price.  Upon the terms and subject to the conditions herein contained, the Company agrees to sell to each Purchaser and, subject to the terms and conditions contained herein, each Purchaser agrees, severally and not jointly, to purchase from the Company, that number of duly authorized, validly issued, fully paid and non-assessable shares of Series A Preferred Stock (each, a “Share” and, collectively, the “Shares”) set forth on Schedule I hereto opposite such Purchaser’s name, as such Schedule I may be amended from time to time in accordance with the provisions of Section 1.2 hereof.  The purchase price per Share shall be $2,150.00, being the equivalent on an as-if-converted basis as of the Closing Date of $2.15 per share of Common Stock (the “Purchase Price”).  The rights, preferences, privileges and restrictions of Series A Preferred Stock shall be as set forth in a Certificate of Designation, the form of which shall be as set forth as Exhibit A hereto (the “Certificate of Designation”).

1.2.          Closing.  A closing of the transactions contemplated hereby (the “Closing”) shall take place on such date and at such time and place as shall be mutually acceptable to the Company and the Purchasers, immediately after the execution and delivery of this Agreement and the satisfaction or waiver of the conditions set forth in Section 5 hereof.  At the Closing, (x) the Company shall deliver to each Purchaser participating in the Closing certificates representing the number of Shares set forth opposite such Purchaser’s name on Schedule I hereto and (y) each Purchaser shall pay, in immediately available funds, by wire transfer to the Company’s account, notice of which shall have been given to the Purchasers not less than two (2) Business Days prior to the Closing Date, the amount set forth on Schedule I hereto opposite such Purchaser’s name, representing an aggregate investment amount for all Purchasers of $15,500,000 (the “ Commitment Amount”).  The date of the Closing is referred to herein as the “Closing Date”.

2.                                       Required Stockholder Approval and Issuance Authorization.

As soon as practicable, and in any event within ten (10) Business Days, after the Closing Date, the Company shall cause to be prepared and filed with the SEC a preliminary proxy statement relating to a special meeting of the Company’s stockholders (the “Special Meeting”) to be duly called and held for the Company’s stockholders to consider and act upon (a) a proposal the requisite affirmative vote of the Company’s stockholders for which is necessary to approve the issuance of shares of Common Stock upon conversion of the Shares in satisfaction of the requirements of Sections 312.03(b) and (c) of the NYSE Listed Company Manual (the “Required Stockholder Approval”), (b) a proposal to increase the number of shares of authorized Common Stock to permit the full conversion of the Shares (the “Increase Authorization”) and (c) a proposal to amend the Company Plans so as to enable the repricing or replacement of existing stock options and shares of restricted stock and the grant of new stock options and shares of restricted stock in order to provide equity incentives to participants in such plans as the Board may determine to be in the best interests of the Company from time to time.  The Company shall notify each Purchaser promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to such proxy statement or for additional information and will supply each Purchaser with copies of all correspondence between the Company or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to such proxy statement.  Upon resolution of all comments by the SEC on such preliminary proxy statement to the Company’s reasonable satisfaction or, if the SEC does not review such preliminary proxy statement, after the expiration of ten (10) calendar days following the filing of such preliminary proxy statement, the Company shall establish the date of, shall establish the record date for stockholders of the Company eligible to attend and vote at, shall call, and shall file with the SEC and disseminate to such eligible stockholders a definitive proxy statement relating to the Special Meeting and such proposals.  If the Required Stockholder Approval and the Increase Authorization are not obtained at the Special Meeting, unless the holders of a majority of the then outstanding Shares otherwise notify the Company, the Company shall propose that the Required Stockholder Approval and the Increase Authorization be obtained at each subsequent special or annual meeting of the Company’s stockholders until they are obtained; provided that any such meeting shall occur no less than once in each subsequent six-month period commencing on the Closing Date.  Subject to applicable fiduciary duties, unless the holders of a majority of the then outstanding Shares have notified the Company that the Company is not required to propose that the Required Stockholder Approval and the Increase Authorization be obtained, the Board of Directors of the Company (the “Board”), subject to their fiduciary duties, shall recommend to the Company’s stockholders that they approve the proposals for the Required Stockholder Approval and the Increase

Authorization and shall not withdraw such recommendation.  Each Purchaser hereby agrees to vote all shares of Common Stock that such Purchaser holds and is entitled to vote in favor of the proposals for the Required Stockholder Approval and the Increase Authorization at the Special Meeting or, if such proposals are not approved at the Special Meeting and unless the holders of a majority of the then outstanding Shares have notified the Company that the Company is not required to propose that the Required Stockholder Approval and the Increase Authorization be obtained, then at each subsequent special meeting or annual meeting of stockholders of the Company until such proposals shall have been approved by the Company’s stockholders.

3.                                       Representations and Warranties of the Purchasers.  Each Purchaser, severally as to such Purchaser and not jointly, represents and warrants to the Company as follows:

3.1.          Organization and Power and Authority; Legal Capacity.  The Purchaser, if other than a natural person, is duly formed or organized, validly existing and in good standing under the Laws of its jurisdiction of organization or formation, and has all requisite corporate, limited liability company, partnership or trust (as the case may be) power and authority to enter into this Agreement and the other Transaction Documents and instruments referred to herein to which it is a party and to consummate the transactions contemplated hereby and thereby.  The Purchaser, if a natural person, has full legal capacity to enter into this Agreement and the other Transaction Documents and instruments referred to herein to which he or she is a party and to consummate the transactions contemplated hereby and thereby.

3.2.          Validity.   If such Purchaser is other than a natural person, the execution, delivery and performance of this Agreement and the other Transaction Documents and instruments referred to herein, in each case to which such Purchaser is a party, and the consummation by such Purchaser of the transactions contemplated hereby and thereby, have been duly authorized by all necessary action on the part of such Purchaser.  This Agreement has been duly executed and delivered by such Purchaser, the other Transaction Documents and instruments referred to herein to which such Purchaser is a party, have been duly executed and delivered by such Purchaser and, assuming the due authorization, execution and delivery by the Company, each such agreement constitutes and will constitute a valid and binding obligation of such Purchaser enforceable against such Purchaser in accordance with its terms, except: (i) as may be limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other Laws of general application affecting enforcement of creditors’ rights generally, (ii) as may be limited by Laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) insofar as indemnification and contribution provisions may be limited by applicable Law.

3.3.          No Brokers.  There is no broker, investment banker, financial advisor, finder or other Person which has been retained by or is authorized to act on behalf of such Purchaser who might be entitled to any fee or commission for which the Company will be liable in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

3.4.          Acquisition for Own Account.  Such Purchaser understands that the Shares are “restricted securities” and their offering, issuance and sale have not been registered under the Securities Act or any applicable state or other securities Law.  Such Purchaser is acquiring the Shares as principal for such Purchaser’s own account and not with a view to or for distributing or reselling such Shares or any part thereof in violation of the Securities Act or any applicable state or other securities Law, has no present intention of distributing any of such Shares in violation of the Securities Act or any applicable state or other securities Law, and has no direct or indirect arrangement or understandings with any other Person or Persons to distribute or regarding the distribution of such Shares in violation of the Securities Act or any applicable state or other securities Law.  Such Purchaser acknowledges that, except as set forth in the Registration Rights Agreement, the form of which is attached hereto as Exhibit B (the “Registration Rights Agreement”), the Company has no obligation to register or qualify the Shares for resale.  Such Purchaser, if other than a natural person, is acquiring the Shares hereunder in the ordinary course of its business or investment activity.

3.5.          Ability to Protect Own Interests and Bear Economic Risks.  Such Purchaser, by reason of the business and financial experience of its own management if such Purchaser is other than a natural person or by reason of his or her own business and financial experience if such Purchaser is a natural person, has the capacity to protect such Purchaser’s own interests in connection with the transactions contemplated by this Agreement and the other Transaction Documents.  Such Purchaser is able to bear the economic risk of an investment in the Shares and is able to sustain a loss of all of such Purchaser’s investment in the Shares without economic hardship if such a loss should occur.

3.6.          Accredited Investor.  Such Purchaser is an “accredited investor” as that term is defined in Regulation D promulgated under the Securities Act.

3.7.          Access to Information.  Such Purchaser has been given access to such Company documents, records, and other information, and has had such opportunity to ask such questions of and receive answers from the Company’s officers, employees, agents, accountants, and representatives concerning the Company’s business, operations, financial condition, assets, liabilities, and all other matters relevant to its investment in the Shares as such Purchaser has determined sufficient for such Purchaser to make an informed decision to purchase the Shares.  The representations and warranties of Purchasers contained in this Section 3.7 shall not affect the Purchasers’ reliance on the representations and warranties made by the Company pursuant to Section 4 hereof.

3.8.          No General Solicitation.  Such Purchaser is not purchasing the Shares as a result of any advertisement, article, notice or other communication regarding the Shares published in any newspaper, magazine or similar media or broadcast over television or radio or presented at any seminar or any other general solicitation or general advertisement.

3.9.          Sales and Confidentiality Prior to the Date Hereof.  Other than consummating the transactions contemplated hereunder, such Purchaser has not directly or indirectly, nor has any Person acting on behalf of or pursuant to any understanding with such Purchaser, executed any purchases or sales, including short sales (as defined in Rule 200 of Regulation SHO under the Exchange Act), of the securities of the Company during the period commencing from the time that such Purchaser first became aware of the transactions contemplated hereby until the date hereof, and such Purchaser shall not do so until the transactions contemplated hereby are publicly disclosed in accordance with Section 6.6 hereof.  Notwithstanding the foregoing, in the case of a Purchaser that is a multi-managed investment vehicle whereby separate portfolio managers manage separate portions of such Purchaser’s assets and the portfolio managers have no direct knowledge of the investment decisions made by the portfolio managers managing other portions of such Purchaser’s assets, the representation set forth above shall only apply with respect to the portion of assets managed by the portfolio manager that made the investment decision to purchase the Shares under this Agreement.  Other than to any other Person who is a party to this Agreement or to such Purchaser’s legal or financial advisors who have been informed by such Purchaser’s confidentiality obligations hereunder, such Purchaser has maintained the confidentiality of the existence and terms of the transactions contemplated hereby, and shall continue to do so until such transactions are publicly disclosed in accordance with Section 6.6 hereof.

3.10.        Residence.  The office or offices of such Purchaser in which such Purchaser’s investment decision was made, and which is such principal place of business if such Purchaser is other than a natural person or is such Purchaser’s residence if such Purchaser is a natural person, is located at the address or addresses of such Purchaser set forth on Schedule I hereto.

4.                                       Representations and Warranties by the Company.  Except as set forth in the SEC Reports or in the disclosure schedules attached hereto (the “Disclosure Schedules”), the Company represents and warrants to each Purchaser as follows:

4.1.          Organization and Qualification.  The Company and each of its Subsidiaries: (a) is duly organized, validly existing and in good standing (in such jurisdictions where the concept of “good standing” is recognized) under the Laws of the jurisdiction in which it is incorporated or organized; and (b) has full power and authority and the legal right to own or license and operate its property and assets and to carry on its business as it is now being conducted and as contemplated in this Agreement.  The Company and each of its Subsidiaries is duly qualified and in good standing (in such jurisdictions where the concept of “good standing” is recognized) as a foreign corporation authorized to do business in each of the jurisdictions in which the character of the properties owned or held under lease by it or the nature of the business transacted by it makes such qualification necessary and where the failure to be so qualified and in good standing as a foreign corporation authorized to do business would reasonably be expected to have a Material Adverse Effect.

4.2.          Capitalization.  The authorized capital stock of the Company consists of 30,000,000 shares of Common Stock and 500,000 shares of preferred stock, par value $0.10 per share, of the Company.  As of the date of this Agreement, (i) 19,351,365 shares of Common Stock are issued and outstanding (including 157,806 shares as restricted stock units), (ii) no shares of preferred stock are issued and outstanding; and (iii) 3,482 shares of Common Stock are held in treasury.  As of the date of this Agreement, there are 2,857,514 shares of Common Stock authorized and reserved for future issuance under the Company’s Restated Stock Option Plan, as amended on November 22, 2002, and the Company’s 2007 Equity Incentive Plan (collectively, the “Company Plans”) (including, as of the date of this Agreement, outstanding Company Options to purchase 1,979,626 shares of Common Stock and 877,888 shares of unvested restricted stock.  As of the date of this Agreement, there are 110,493 shares of Common Stock authorized and reserved for future issuance under outstanding warrants.  Except as set forth above, as of the date of this Agreement, no shares of capital stock of, or other equity or voting interests in, the Company, or options, warrants or other rights to acquire any such stock or securities are issued, reserved for issuance or outstanding.  All outstanding shares of capital stock of the Company are, and all shares that may be issued pursuant to the Company Plans or outstanding warrants will be, when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid and non assessable and not subject to preemptive rights.

4.3.          Authority; Valid Issuance of Shares

(a)           The Company has all necessary corporate power and authority to enter into this Agreement and the other Transaction Documents and to perform its obligations hereunder and thereunder.  The Company has taken all necessary action on its part required to authorize the execution and delivery of this Agreement and the other Transaction Documents and the performance of its obligations hereunder and thereunder, except that the Required Stockholder Approval is and the Increase Authorization may be required for the full conversion of the Shares into shares of Common Stock.  Each of this Agreement and the other Transaction Documents has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by the Purchasers, constitutes a valid and binding agreement of the Company and is enforceable against the Company in accordance with its terms, except: (i) as may be limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other Laws of general application affecting enforcement of creditors’ rights generally, (ii) as may be limited by Laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) insofar as indemnification and contribution provisions may be limited by applicable Law.

(b)           The issuance of the Shares has been duly authorized by all requisite corporate action.  When the Shares are issued, sold and delivered following the filing of the Certificate of Designation with the Secretary of State of the State of Delaware and in accordance with the terms of this Agreement for the consideration expressed herein, the Shares will be duly and validly issued and outstanding, fully paid, and nonassessable, and will be free of restrictions on transfer other than restrictions on transfer under this Agreement, the Certificate of

Designation and applicable United States federal and state or other securities Laws and, except as otherwise set forth herein, the Purchasers shall be entitled to all rights accorded to a holder of Series A Preferred Stock.

(c)           The shares of Common Stock issuable upon the conversion of the Shares, upon receipt of the Required Stockholder Approval and the Increase Authorization, the filing of the related Certificate of Designation with the Secretary of State of the State of Delaware and the filing of an amendment to the Company’s Restated Certificate of Incorporation to increase the number of authorized shares of Common Stock pursuant to the Increase Authorization, will have been duly authorized by all necessary corporate action and when so issued upon such conversion will be validly issued, fully paid and nonassessable, will not subject the holders thereof to personal liability and will not be subject to preemptive rights of any other stockholder of the Company.

4.4.          Consents and Approvals; No Violation.

(a)           Neither the execution and delivery of this Agreement by the Company nor the consummation of the transactions contemplated hereby by the Company will: (i) assuming the Required Stockholder Approval and the Increase Authorization are obtained, conflict with or violate the Restated Certificate of Incorporation or bylaws (or equivalent organizational and governing documents) of the Company or any of its Subsidiaries; (ii) assuming all consents, approvals, authorizations and permits contemplated by clause (b) of this Section 4.4 have been obtained, and all filings and notifications described in such clause have been made, conflict with or violate any Laws; (iii) violate or conflict with, or result in a breach of any provision of, or require any consent, waiver or approval or result in a default or give rise to any right of termination, cancellation, modification or acceleration (or an event that, with the giving of notice, the passage of time or otherwise, would constitute a default or give rise to any such right) under, any of the terms, conditions or provisions of any note, bond, mortgage, lease, license, agreement, contract, indenture or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective properties or assets may be bound; (iv) result (or, with the giving of notice, the passage of time or otherwise, would result) in the creation or imposition of any lien on any asset of the Company or any of its Subsidiaries; or (v) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company or any of its Subsidiaries or by which any of their respective properties or assets are bound, except, in case of clauses (ii), (iii), (iv) and (v), any such conflict, violation, breach, default or lien as have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b)           The execution, delivery and performance of this Agreement and the other Transaction Documents by the Company and the consummation of the transactions contemplated hereby and thereby by the Company do not and will not require any consent, approval, authorization or permit of, or filing with or notification to, any Person or Governmental Entity, except (i) the applicable requirements of the Exchange Act, and the rules and regulations promulgated thereunder, (ii) approvals and filings in connection with the Required Stockholder Approval and the Increase Authorization, (iii) as required by the NYSE, and (iv) any such consent, approval, authorization, permit, filing or notification the failure of which to make or obtain has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.  The only vote of the stockholders of the Company required to approve (i) the conversion of the Shares into Common Stock for purposes of Section Sections 312.03(b) and (c) of the NYSE Listed Company Manual is a majority of the votes cast on such proposal by holders of Common Stock who are entitled to vote such shares on such proposal, provided that the total vote cast on the proposal represents over 50% in interest of all securities entitle to vote on the proposal, and (ii) the amendment of the Company’s Restated Certificate of Incorporation to increase the number of authorized shares of Common Stock to at least such number as will be sufficient to permit the full conversion of the Shares into Common Stock, is the affirmative vote of the holders of not less than a majority of the outstanding Common Stock.

4.5.          SEC Reports; Financial Statements

(a)           Since June 30, 2008, the Company has timely filed or furnished, without any extensions thereof except as permitted by Rule 12b-25 of the Exchange Act, all forms, reports, statements, certifications and other documents (the “SEC Reports”) required by the Exchange Act to be filed or furnished by it with or to the SEC, all of which have complied, as to form, as of their respective filing dates in all material respects with all applicable requirements of the Exchange Act and, in each case, the rules and regulations of the SEC promulgated thereunder.  None of the SEC Reports, including any financial statements or schedules included or incorporated by reference therein, at the time filed or furnished, and giving effect to any amendments or supplements thereto or any subsequent SEC Report filed prior to the date of this Agreement, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading that has not been superseded by a subsequently filed SEC Report that corrects or completes any such untrue statement or omission.  To the knowledge of the Company, none of the SEC Reports is the subject of ongoing SEC review or outstanding SEC comment.  None of the Company’s Subsidiaries is required to file periodic reports with the SEC pursuant to the Exchange Act.

(b)           The financial statements of the Company included in the SEC Reports comply in all material respects with applicable accounting requirements and the rules and regulations of the SEC with respect thereto as in effect at the time of filing.  Such financial statements have been prepared in accordance with GAAP, except as may be otherwise specified in such financial statements or the notes thereto and except that unaudited financial statements may not contain all footnotes required by GAAP, and fairly present in all material respects the financial position of the Company and its consolidated Subsidiaries as of and for the dates thereof and the results of operations and cash flows of the Company and its consolidated

Subsidiaries for the periods then ended, subject, in the case of unaudited statements, to normal, immaterial, year-end audit adjustments.

(c)           Neither the Company nor any of its consolidated Subsidiaries has any liabilities, obligations, claims or losses (whether liquidated or unliquidated, secured or unsecured, absolute, accrued, contingent or otherwise) that would be required to be disclosed on the Company’s most recent consolidated balance sheet filed with the SEC (including the notes thereto) in conformity with GAAP that are not disclosed in the SEC Reports or reserved on the most recent consolidated balance sheet of the Company and its consolidated Subsidiaries included in the SEC Reports, other than those incurred in the ordinary course of the Company’s or its Subsidiaries’ respective businesses since the date of such most recent consolidated balance sheet filed with the SEC or which, individually or in the aggregate, do not or would not reasonably be expected to have a Material Adverse Effect.

4.6.          Litigation.  Except as disclosed in the SEC Reports, the Company has not received notice of any claim, action, suit, proceeding, arbitration, mediation or governmental investigation that is pending or, to the knowledge of the Company, threatened against or relating to the Company or any of its Subsidiaries or any properties or assets of the Company or any of its Subsidiaries, other than any such claim, action, suit, proceeding, arbitration, mediation or governmental investigation that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

4.7.          Compliance with Law; No Default.  Neither the Company nor any of its Subsidiaries is, or has been since June 30, 2008 in conflict with, in default with respect to or in violation of: (a) the Restated Certificate of Incorporation or bylaws (or equivalent organizational and governing documents) of the Company or any of its Subsidiaries, (b) any Law applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected or (c) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries, or any property or asset of the Company or any of its Subsidiaries, is bound or affected, except in any such case as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

4.8.          Absence of Certain Changes.  Except as set forth in the SEC Reports, since June 30, 2008 there has not been any change, development, event, condition, occurrence or effect that individually or in the aggregate has had or would reasonably be expected to have a Material Adverse Effect.

4.9.          Exemption from Registration.  Subject to, and in reliance on, the representations, warranties and covenants made herein by the Purchasers, the offering, issuance and sale of the Shares in accordance with the terms and on the bases of the representations and warranties set forth in this Agreement may and shall properly occur pursuant to one or more applicable exemptions from the registration requirements of the Securities Act.

4.10.        No Brokers.  None of the Company or any of its officers, directors, employees or Affiliates, has employed or made, or will enter into or make, any agreement, contract, arrangement or understanding with any broker, finder or similar agent or any Person that will result in any liability of any of the Purchaser or any of such Purchaser’s Affiliates, for any finder’s fee, brokerage fee or commission or similar payment in connection with the transactions contemplated hereby nor is there any claim by any Person, or to the knowledge of the Company, any basis for a claim by any Person for any such finder’s fee, brokerage fee or commission or similar payment.

4.11.        Title.  The Company and each Subsidiary has good and marketable title in fee simple to all real property and good and marketable title to all personal property owned by it which is material to its business, in each case free and clear of all liens, encumbrances and defects except such as do not materially affect the value of such property and do not interfere with the use made and proposed to be made of such property.  Any real property and facilities held under lease by the Company or any of its Subsidiaries are held by it under valid, subsisting and enforceable leases with such exceptions as are not material and do not interfere with the use made and proposed to be made of such property and buildings.

4.12.        Patents and Trademarks.  The Company and the Subsidiaries have, or have rights to use, patents, trademarks, service marks, trade names, trade secrets, inventions, copyrights, and other intellectual property rights necessary for use in connection with its business and which the failure to so have would have or would reasonably be expected to have a Material Adverse Effect (collectively, the “Intellectual Property Rights”).  Neither the Company nor any Subsidiary has received any written notice that any product or service offered by the Company or any Subsidiary as of the date hereof, or any use of its Intellectual Property Rights as of the date hereof, violate or infringe upon the rights of any other Person.  All such Intellectual Property Rights are enforceable and, to the knowledge of the Company, there is no existing infringement by another Person of any of the Intellectual Property Rights.

4.13.        Labor Relations.  No material labor dispute exists or, to the knowledge of the Company, is imminent with respect to any of the employees of the Company or any of its Subsidiaries which has resulted in or would reasonably be expected to result in a Material Adverse Effect.  No executive officer is, or is now expected to be, in material violation of any term of any employment contract, confidentiality, disclosure or proprietary information agreement or non-competition agreement, or any other contract or agreement or any restrictive covenant, and the continued employment of each such executive officer does not subject the Company to any liability with respect to any of the foregoing matters.  The Company and each Subsidiary is in compliance with all applicable Laws and regulations relating to employment and employment practices, terms and conditions of employment and wages and hours, except where the failure to be in compliance would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

4.14.        Exchange Act Registration.  The Common Stock is registered pursuant to Section 12(b) of the Exchange Act, and the Company has taken no action designed to, or which is likely to have the effect of, terminating the registration of the Common Stock under the Exchange Act nor has the Company received any notification that the SEC is contemplating terminating such registration.

4.15.        Application of Takeover Protections.  The Company and the Board have taken all necessary action to ensure that the transactions contemplated by this Agreement and any of the transactions contemplated hereby will be deemed to be exceptions to the provisions of Section 203 of the Delaware General Corporation Law and the Company’s Restated Certificate of Incorporation, and that any other similar moratorium, control share acquisition, fair price, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover Law does not and will not apply to this Agreement or any of the transactions contemplated hereby.

4.16.        Insurance.  The Company and each Subsidiary is insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are customary in the businesses and locations in which the Company and each Subsidiary is engaged.

4.17.        Regulatory Permits.  The Company and each Subsidiary possesses all certificates, authorizations and permits issued by the appropriate regulatory authorities necessary to conduct their respective businesses as presently conducted (“Material Permits”), except where the failure to possess such permits would not, individually or in the aggregate, have or would reasonably be expected to result in a Material Adverse Effect, and neither the Company nor any Subsidiary has received any written notice of proceedings relating to the revocation or modification of any Material Permit.

4.18.        Environmental Laws.  The Company and each Subsidiary (a) is in compliance in all material respects with any and all Environmental Laws (as hereinafter defined); (b) has received all permits, licenses or other approvals required of them under applicable Environmental Laws to conduct their respective businesses; and (c) is in compliance with all terms and conditions of any such permit, license or approval, except where the failure to so comply would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.  The term “Environmental Laws” means all applicable Laws relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata), including, without limitation, Laws relating to emissions, discharges, releases or threatened releases of chemicals, pollutants, contaminants, or toxic or hazardous substances or wastes (collectively, “Hazardous Materials”) into the environment, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials, as well as all authorizations, codes, decrees, demands or demand letters, injunctions, judgments, licenses, notices or notice letters, orders, permits, plans or regulations issued, entered, promulgated or approved thereunder.

4.19.        Investment Company.  The Company is not, and is not an Affiliate of, and immediately after receipt of payment for the Shares will not be or be an Affiliate of, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

4.20.        Offering of Securities.  Neither the Company nor any Person acting on its behalf has taken any action (including any offering of any of the Shares to be issued pursuant to this Agreement under the Securities Act and the rules and regulations of the SEC thereunder) which might subject the offering, issuance or sale of any of the Shares to the Purchasers pursuant to this Agreement to the registration requirements of the Securities Act.

5.             Conditions of Parties’ Obligations.

5.1.          Conditions of the Purchasers’ Obligations.  The obligations of each of the Purchasers under Section 1 hereof are subject to the fulfillment prior to or on the Closing Date (and each additional closing date if any additional Shares are issued, sold and purchased hereunder after the Closing Date) of all of the following conditions, any of which may be waived in whole or in part by such Purchaser severally in his, her or its absolute discretion.

(a)           Representations and Warranties.  Each of the representations and warranties of the Company contained in Section 4 hereof shall be true and correct (i) in all respects, if such representations and warranties are qualified by materiality, Material Adverse Effect or similar terms and phrases and (ii) in all material respects, if such representations and warranties are not qualified by materiality, Material Adverse Effect or similar terms and phrases, in each case at and as of the date hereof and the Closing Date, as though such representations and warranties were made on the Closing Date (except for representations and warranties that expressly speak only as of a specific date or time other than the Closing Date, which representations and warranties shall continue on the Closing Date to have been true and correct (in all material respects, if such representations and warranties are not qualified by materiality, Material Adverse Effect or similar terms and phrases) as of such specific date or time), and the Purchasers shall have received a certificate, dated the Closing Date, executed by an officer of the Company to such effect.

(b)           Performance.  The Company shall have performed and complied in all material respects with all agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it on or before the Closing, and the Purchasers shall have received a certificate, dated the Closing Date, executed by an officer of the Company to such effect.

(c)           Approval of Senior Lenders.  The Company shall have obtained, if required under the Credit Agreement, the consent of the senior lenders under the Credit Agreement with respect to the execution and delivery of this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby.

(d)           Filing of Certificate of Designation.  The Certificate of Designation shall have been filed with the Secretary of State of the State of Delaware and the Purchasers have received evidence of such filing satisfactory to counsel for the Purchasers.

(e)           Registration Rights Agreement.  The Company shall have executed and delivered the Registration Rights Agreement.

(f)            Opinion of Company Counsel.  The Purchasers shall have received an opinion from Mintz, Levin, Cohn, Ferris, Glovsky and Popeo P.C., counsel to the Company, dated the Closing Date, in form and substance satisfactory to counsel for the Purchasers.

(g)           Share Certificates.  The Purchasers participating in the Closing shall have received certificates representing the number of Shares purchased by such Purchaser.

(h)           Consents and Waivers  The Company shall have obtained all consents or waivers necessary to execute and perform its obligations under this Agreement and the other Transaction Documents, to issue the Shares, and to carry out the transactions contemplated hereby and thereby, except for the Required Stockholder Approval and the Increase Authorization.  Other than as excepted in the immediately preceding sentence and any filings with the SEC in connection therewith, all corporate and other action and governmental filings necessary to effectuate the terms of this Agreement, the other Transaction Documents and other agreements and instruments executed and delivered by the Company in connection herewith shall have been made or taken.

(i)            No Material Adverse Effect.  There shall have been no Material Adverse Effect with respect to the Company since the date hereof.

(j)            Expenses of Purchaser’s Counsel and Consultants.  The Company shall have paid, in accordance with Section 6.13 hereof, the Expenses of the Purchasers or shall have made provision therefor satisfactory to the Purchasers.

5.2.          Conditions of the Company’s Obligations.  The obligations of the Company under Section 1 hereof are subject to the fulfillment prior to or on the Closing Date of all of the following conditions, any of which may be waived in whole or in part by the Company.

(a)           Representations and Warranties.  Each of the representations and warranties of each Purchaser participating in the Closing contained in Section 3 hereof shall be true and correct (i) in all respects, if such representations and warranties are qualified by materiality, Material Adverse Effect or similar terms and phrases and (ii) in all material respects, if such representations and warranties are not qualified by materiality, Material Adverse Effect or similar terms and phrases, in each case at and as of the date hereof and the Closing Date, as though such representations and warranties were made on the Closing Date (except for representations and warranties that expressly speak only as of a specific date or time other than the Closing Date, which representations and warranties shall continue on the Closing Date to have been true and correct (in all material respects, if such representations and warranties are not qualified by materiality, Material Adverse Effect or similar terms and phrases) as of such specific date or time), and the Company shall have received a certificate from such Purchaser, dated the Closing Date, executed by an officer of such Purchaser, or a natural person who is a Purchaser, to such effect.

(b)           Performance.  Each Purchaser participating in the Closing shall have performed and complied in all material respects with all agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it on or before the Closing, and the Company shall have received a certificate from such Purchaser, dated the Closing Date, executed by an officer of such Purchaser, or a natural person who is a Purchaser, to such effect.

(c)           Registration Rights Agreement.  Each Purchaser participating in the Closing shall have executed and delivered the Registration Rights Agreement.

(d)           Commitment Amount.  The Company shall have received the Commitment Amount from the Purchasers participating in the Closing.

(e)           Approval of Senior Lenders.  The Company shall have obtained, if required under the Credit Agreement, the consent of the senior lenders under the Credit Agreement with respect to the execution and delivery of this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby.

(f)            Extension of Subordinated Debt.  Federal Partners L.P. shall have executed and delivered to the Company a writing evidencing the extension of the maturity of the Subordinated Debt to July 19, 2012.

5.3.          Conditions of Each Party’s Obligations.  The respective obligations of each party to consummate the transactions at the Closing contemplated hereunder are subject to the parties being reasonably satisfied as to the absence of (a) litigation challenging or seeking damages in connection with the transactions contemplated by this Agreement or any of the other Transaction Documents in which there has been issued any order or injunction delaying or preventing the consummation of the transactions contemplated hereby or thereby, and (b) any statute, rule, regulation, injunction, order or decree, enacted, enforced, promulgated, entered, issued or deemed applicable to this Agreement or the transactions contemplated hereby by any court, government or governmental authority or agency or legislative body, domestic, foreign or supranational prohibiting or enjoining the transactions contemplated by this Agreement.

6.             Covenants.

6.1.          Transfer Restrictions; Legend.  In addition to the provisions of the Certificate of Designation providing that the Shares may not be transferred or otherwise disposed of during the period from the Closing Date through the date which is eighteen (18) months thereafter, except insofar as is necessary for the holders thereof to participate in any Liquidation Event or Change of Control in accordance with the provisions of the Certificate of Designation, the Shares may only be transferred or otherwise disposed of in compliance with state and federal securities Laws.  In connection with any transfer of Shares other than pursuant to an effective registration statement, the Company may require the transferor thereof to provide to the Company an opinion of counsel selected by the transferor and reasonably acceptable to the Company, the form and substance of which opinion shall be reasonably satisfactory to the Company, to the effect that such transfer does not require registration of such transferred Shares under the Securities Act.  The Purchasers agree to the imprinting of a legend on the stock certificates representing the Shares in substantially the following form:

“THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER THE SECURITIES LAWS OF ANY STATE OR ANY FOREIGN REGULATORY REGIMES.  THESE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE ACT AND THE APPLICABLE STATE AND FOREIGN SECURITIES LAWS, AND PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM.  THE SECURITIES REPRESENTED HEREBY ARE ALSO SUBJECT TO RESTRICTIONS ON TRANSFER AS PROVIDED IN THE CERTIFICATE OF DESIGNATION FOR THE SECURITIES. THE ISSUER OF THESE SECURITIES (THE “COMPANY”) MAY REQUIRE AN OPINION OF COUNSEL IN FORM AND SUBSTANCE REASONABLY SATISFACTORY TO THE COMPANY TO THE EFFECT THAT ANY PROPOSED TRANSFER OR RESALE IS IN COMPLIANCE WITH THE CERTIFICATE OF DESIGNATION.”

Upon request of a Purchaser, upon receipt by the Company of an opinion of counsel reasonably satisfactory to the Company to the effect that such legend is no longer required under the Securities Act and applicable state Laws, the Company shall promptly cause the foregoing legend to be removed from any certificate for any Shares upon the expiration of such transfer and other restrictions set forth in the Certificate of Designation.  Each Purchaser acknowledges that the Shares have not been registered under the Securities Act or under any state securities Laws and agrees that he, she or it will not sell or otherwise dispose of any of the Shares, except in compliance with the registration requirements or exemption provisions of the Securities Act and any other applicable securities Laws.

6.2.          Reporting Requirements.  Until the time that no Purchaser owns Shares, unless the holders of a majority of the then outstanding Shares notify the Company to the contrary or vote or consent to do so, the Company covenants to maintain the registration of the Common Stock under Section 12(b) or 12(g) of the Exchange Act and to timely file (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to the Exchange Act.

6.3.          Reservation of Common Stock.  The Company shall reserve that number of shares of Common Stock sufficient for issuance upon conversion of the Shares owned at any time by the Purchasers without regard to any limitation on such conversion; provided that the Company shall not be required to reserve such sufficient number of shares of Common stock prior to the Required Stockholder Approval and the Increase Authorization.

6.4.          Reasonable Best Efforts; Consents and Governmental Approvals.  Subject to the terms and conditions of this Agreement, each of the parties hereto agrees to use its reasonable best efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement (including, without limitation, satisfying the closing conditions in Section 5 hereof).  Without limiting the foregoing, each of the Company and the Purchasers agrees to use reasonable best efforts to: (a) obtain, and cause (with respect to the Company) the Company’s and (with respect to a Purchaser) the Purchaser’s respective directors, officers, employees, Affiliates or other related Persons as may be so required to obtain, all material consents, approvals and authorizations that are required to be obtained under any federal, state, local or foreign Law as promptly as practicable after the date hereof; (b) prevent the entry, enactment or promulgation of any threatened or pending injunction or order that could materially adversely affect the ability of the parties hereto to consummate the transactions under this Agreement; (c) lift or rescind any injunction or order that could materially and adversely affect the ability of the parties hereto to consummate the transactions under this Agreement; (d) in the event that any action, suit, proceeding or investigation relating hereto or to the transactions contemplated hereby is commenced, whether before or after the date of this Agreement, cooperate to defend vigorously against it and respond thereto; and (e) effect all necessary registrations and filings and submissions of information requested by any Governmental Entity.

6.5.          Integration.  The Company shall not sell, offer for sale or solicit offers to buy or otherwise negotiate in respect of any security (as defined in Section 2 of the Securities Act) that would be integrated with the offer or sale of the Shares in a manner that would require the registration under the Securities Act of the sale of the Common Stock to the Purchasers.

6.6.          Securities Laws Disclosure; Publicity.  The Company shall, by 5:30 p.m. (New York City local time) on the fourth (4th) Business Day following the date hereof, issue a press release disclosing the material terms of the transactions contemplated hereby, which press release shall comply with the provisions of Rule 135c under the Securities Act, and shall file a Current Report on Form 8-K in compliance with the requirements thereof and subsection (d) of Rule 135c under the Securities Act.  The Company and each Purchaser shall consult with each other in issuing any other press releases with respect to the transactions contemplated hereby, and neither the Company nor any Purchaser shall issue any such press release or otherwise make any such public statement without the prior consent of the Company, with respect to any press release of any Purchaser, or without the prior consent of each Purchaser, with respect to any press release of the Company, in either case which consent shall not unreasonably be withheld or delayed, except if such disclosure is required by Law, in which case the disclosing party shall promptly provide the other party with prior notice of such public statement or communication. Notwithstanding the foregoing, the Company shall not publicly disclose the name of any Purchaser, or include the name of any Purchaser in any filing with the SEC or any regulatory agency or Trading Market, without the prior written consent of such Purchaser, except (i) as required by federal securities Law in connection with (A) any registration statement contemplated by the Registration Rights Agreement, (B) any filing required by the SEC and (C) the filing of final Transaction Documents (including signature pages thereto) with the SEC  and (ii) to the extent such disclosure is required by Law or NYSE regulations, in which case the Company shall provide the Purchasers with prior notice of such disclosure permitted under this clause (ii).

6.7.          Non-Public Information.  Except with respect to the material terms and conditions of the transactions contemplated by the Transaction Documents, the Company covenants and agrees that neither it, nor any other Person acting on its behalf, will provide any Purchaser or its agents or counsel with any information that the Company believes constitutes material non-public information, unless prior thereto such Purchaser shall have executed a written agreement regarding the confidentiality and use of such information.  The Company understands and confirms that each Purchaser shall be relying on the foregoing covenant in effecting transactions in securities of the Company.

6.8.          Listing of Common Stock.  The Company shall use its best efforts to maintain the listing of Common Stock, and promptly cause the shares of Common Stock reserved for issuance pursuant to the conversion of the Shares to be approved for listing, on a Trading Market, subject to official notice of issuance and upon obtaining the Required Stockholder Approval and the Increase Authorization.  The Company shall comply in all respects with the Company’s reporting, filing and other obligations under the bylaws or rules of the Trading Market.

6.9.          Use of Proceeds.  The Company shall use the net proceeds from the sale of Common Stock hereunder for working capital and general corporate purposes.

6.10.        Indemnification of Purchasers.   Subject to the provisions of this Section 6.10, the Company shall indemnify and hold each Purchaser and its directors, officers, shareholders, members, partners, employees and agents (and any other Persons with a functionally equivalent role of a Person holding such titles notwithstanding a lack of such title or any other title), each Person who controls such Purchaser (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act), and the directors, officers, shareholders, agents, members, partners or employees (and any other Persons with a functionally equivalent role of a Person holding such titles notwithstanding a lack of such title or any other title) of such controlling persons (each, a “Purchaser Party”) harmless from any and all losses, liabilities, obligations, claims, contingencies, damages, costs and expenses, including all judgments, amounts paid in settlements, court costs and reasonable attorneys’ fees and costs of investigation that any such Purchaser Party may suffer or incur as a result of or relating to (a) any breach of any of the representations, warranties, covenants or agreements made by the Company in this Agreement or in the other Transaction Documents or (b) any action instituted against a Purchaser Party in any capacity, or any of them or their respective Affiliates, by any stockholder of the Company who is not an Affiliate of such Purchaser Party, with respect to any of the transactions contemplated by the Transaction Documents (unless such action is based upon a breach of such Purchaser’s representations, warranties or covenants under the Transaction Documents or any agreements or understandings such Purchaser may have with any such stockholder or any violations by the Purchaser of state or federal securities Laws or any conduct by such Purchaser which constitutes fraud, gross negligence, willful misconduct or malfeasance).  If any action shall be brought against any Purchaser Party in respect of which indemnity may be sought pursuant to this Agreement, such Purchaser Party shall promptly notify the Company in writing, and the Company shall have the right to assume the defense thereof with counsel of its own choosing reasonably acceptable to the Purchaser Party.  Any Purchaser Party shall have the right to employ separate counsel in any such action and participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such Purchaser Party except to the extent that (i) the employment thereof has been specifically authorized by the Company in writing, (ii) the Company has failed after a reasonable period of time to assume such defense and to employ counsel or (iii) in such action there is, in the reasonable opinion of such separate counsel, a material conflict on any material issue between the position of the Company and the position of such Purchaser Party, in which case the Company shall be responsible for the reasonable fees and expenses of no more than one such separate counsel for all Purchaser Parties.  The Company will not be liable to any Purchaser Party under this Agreement (y) for any settlement by a Purchaser Party effected without the Company’s prior written consent, which shall not be unreasonably withheld or delayed; or (z) to the extent, but only to the extent that a loss, claim, damage or liability is attributable to any Purchaser’s breach of any of the representations, warranties, covenants or agreements made by such Purchaser in this Agreement or in the other Transaction Documents.

6.11.        Form D; Blue Sky Filings.  The Company agrees to timely file a Form D with respect to the Shares as required under Regulation D and to provide a copy thereof, promptly upon request of any Purchaser.  The Company shall take such action as the Company shall reasonably determine is necessary in order to obtain an exemption for, or to qualify the Shares for, sale to the Purchasers at the Closing under applicable securities or “blue sky” Laws of the states of the United States or any other applicable jurisdiction, and shall provide evidence of such actions promptly upon request of any Purchaser.

6.12.        Sale Restriction.  Each Purchaser agrees not to directly or indirectly offer, sell, assign, transfer, pledge, contract to sell, or otherwise dispose of any Shares beginning on the date that the Shares are issued in accordance with Section 1.2 hereof and ending eighteen (18) months thereafter.

6.13.        Expenses of Purchasers.  As a condition to the Closing, the Company agrees to reimburse the Purchasers for the payment of all out-of-pocket fees and expenses incurred by the Purchasers in connection with the preparation and negotiation of this Agreement, the other Transaction Documents and the consummation of the transactions contemplated hereby (the “Expenses”) in an amount not to exceed $75,000.  The Expenses may include the reasonable legal fees and expenses of one law firm as counsel to the Purchasers.

6.14.        Board of Directors.  The Company shall take all actions reasonably necessary to effectuate the right of the holders of Series A Preferred Stock to designate one (1) member of the Board, in accordance with the provisions of the Certificate of Designation, and, effective upon the Closing, the Board shall appoint such individual designated by the holders of Series A Preferred Stock, who shall be reasonably acceptable to the Nominating and Corporate Governance Committee of the Board, to serve on the Board from and after the Closing and until such designee’s successor is designated and elected.

7.             PREEMPTIVE RIGHTS

7.1.          New Issuances; Preemptive Rights.  The Company shall not issue, sell, exchange, agree or obligate itself to issue, sell or exchange, or reserve or set aside for issuance, sale or exchange (a “New Issuance”) any (i) shares of capital stock of the Company, (ii) warrants, options or other rights to purchase capital stock of the Company (collectively, “Rights”) or (iii) debentures or other securities convertible into or exchangeable for shares of Capital Stock of the Company (collectively, “Convertible Securities”), other than in an Exempt Issuance (as defined in Section 7.4 hereof), unless in the case of each New Issuance, the Company shall have first offered to sell such securities (the “Offered Securities”) to the Purchasers in accordance with the provisions of Section 7.2 hereof.

7.2.          Right to Purchase Offered Securities.  Each time the Company proposes to enter into a New Issuance of Offered Securities (other than an Exempt Issuance), the Company shall deliver to each Purchaser a notice (the “Offer Notice”) stating (i) its bona fide intention to offer such Offered Securities, (ii) the type and amount of Offered Securities to be offered and (iii) the price and other terms and conditions upon which it proposes to offer such Offered Securities.  Each Purchaser shall have the right to purchase up to such portion of the Offered Securities equal to the total amount of Offered Securities multiplied by a fraction, the numerator of which equals the number of shares of Common Stock then held by such Purchaser plus the number of shares of Common Stock issuable to such Purchaser upon conversion of all shares of Series A Preferred Stock or other convertible preferred stock of the Company then held by such Purchaser, and the denominator of which equals the total number of shares of Common Stock then outstanding plus the total number of shares of Common Stock issuable upon conversion of all shares of Series A Preferred Stock or other preferred stock of the Company then outstanding.  The percentage of Offered Securities that each Purchaser is entitled to purchase pursuant to this Section 7.2 shall be referred to as such Purchaser’s “Preemptive Proportionate Share”.  Each Purchaser shall exercise, if at all, such Purchaser’s right to purchase up to such Purchaser’s Preemptive Proportionate Share of the Offered Securities as set forth in the Offer Notice by providing written notice to the Company delivered not later than thirty (30) days after the receipt by such Purchaser of the Offer Notice specifying the number of Offered Securities such Purchaser wishes to purchase.  If such Purchaser fails to exercise its right to purchase within such period of thirty (30) days, such right shall expire with respect to such New Issuance (except as provided in Section 7.3 hereof).  The Company shall promptly inform, by written notice (the “Oversubscription Notice”), each Purchaser that elects to purchase such Purchaser’s full Preemptive Proportionate Share of the Offered Securities (each, a “Fully-Exercising Purchaser”) of any Purchaser that fails to elect to purchase its full Pre-emptive Proportionate Share of the Offered Securities and specifying the total number of Offered Securities not elected to be purchased by the Purchasers pursuant to this Section 7.2.  Each Fully-Exercising Purchaser shall have the right to purchase up to the balance of such Offered Securities by providing written notice to the Company delivered not later than ten (10) days after receipt of the Oversubscription Notice specifying the additional number of Offered Securities such Fully-Exercising Purchaser wishes to purchase.  If the amount of such Offered Securities elected to be purchased by all such Fully-Exercising Purchasers exceeds the amount of Offered Securities available, such Fully-Exercising Purchasers shall be entitled to purchase the Offered Securities on a pro rata basis in accordance with their respective Preemptive Proportionate Shares or as they may otherwise agree to among themselves.

7.3.          Sale of Offered Securities.  If all of the Offered Securities have not been purchased by the Purchasers pursuant to Section 7.2 hereof, then the Company shall have the right, for a period of sixty (60) days commencing on the first day immediately following the expiration of all of the rights of the Purchasers under Section 7.2 hereof to elect to purchase the Offered Securities, to issue the Offered Securities at not less than, and on terms no more favorable to the Purchasers than, the price and other terms specified in the Offer Notice.  If for any reason the Offered Securities are not issued within such period of sixty (60) days and at such price and on such terms, the right to issue the Offered Securities in accordance with the Offer Notice shall expire and the provisions of this Agreement shall continue to be applicable to the Offered Securities.

7.4.          Exempt Issuances.  The rights set forth above shall not apply to issuances (the “Exempt Issuances”) in which shares of capital stock, Rights or Convertible Securities are issued:

(1)           as a dividend or distribution payable pro rata to all holders of Common Stock and/or other securities of the Company;

(2)           to employees, consultants, advisors and directors of the Company in the form of Common Stock or options to purchase shares of Common Stock, or any other equity-related award, pursuant to an equity incentive plan or arrangement approved by the Board;

(3)           in connection with the conversion or exercise of any Rights or Convertible Securities outstanding on the date hereof in accordance with the terms thereof existing on the date hereof and upon the conversion of any preferred stock of the Company;

(4)           in a public offering of securities of the Company;

(5)           for consideration other than cash or cash equivalents pursuant to a merger, consolidation, acquisition or similar transaction approved by the Board (including the director designated as described in Section 6.14 hereof);

(6)           pursuant to any equipment loan or leasing arrangement, real property leasing arrangement or debt financing from a bank or similar institution approved by the Board (including the director designated as described in Section 6.14 hereof); or

(7)           to a strategic partner of the Company in connection with (A) joint venture, manufacturing, marketing or distribution arrangements or (B) technology transfer or development arrangements, provided that, the purpose of such issuance is not to raise capital and, provided further, that, such issuance is approved by the Board (including the director designated as described in Section 6.14 hereof).

7.5.          Termination.  The respective rights and obligations of the parties under this Article 7 shall terminate if and at such time as the Majority Holders consent to such termination or, in any case, immediately prior to the full conversion of the Series A Preferred Stock.

8.             Miscellaneous.

8.1.          Entire Agreement; Amendments and Waivers.  This Agreement and the Transaction Documents, together with all exhibits and schedules hereto and thereto, constitute the entire agreement among the parties pertaining to the subject matter hereof and thereof and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties with respect to such subject matters.  No provision of this Agreement may be waived, modified, supplemented or amended except in a written instrument signed, in the case of an amendment, by the Company and the Purchasers holding a majority of the Shares then outstanding or, in the case of a waiver, by the party against whom enforcement of any such waived provision is sought.  No waiver of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of any party to exercise any right hereunder in any manner impair the exercise of any such right.

8.2.          Notices.  All notices, requests, consents, and other communications under this Agreement shall be in writing and shall be deemed delivered (a) on the date of delivery if delivered personally or by facsimile, upon confirmation of receipt, (b) three Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid or (c) one Business Day after being sent via a reputable nationwide overnight courier service guaranteeing next Business Day delivery, in each case to the intended recipient as set forth below.

(a)           If to a Purchasers at their respective addresses set forth on Schedule I hereto.

with a copy to:

Patterson Belknap Webb & Tyler LLP

1133 Avenue of the Americas
New York, New York 10036
Attention: Jeffrey E. LaGueux, Esq.

Telephone: 212-336-2000
Facsimile: 212-336-2222
E-Mail: jelagueux@pbwt.com

(b)           If to the Company:

TRC Companies, Inc.

21 Griffin Road

Windsor, CT 06095

Attention:  Martin Dodd, Esq.

Telephone: 860-298-6212

Facsimile: 860-298-6323

E-Mail: mdodd@trcsolutions.com

with a copy to:

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo P.C.

One Financial Center

Boston, MA 02111

Attention: Richard R. Kelly, Esq.

Telephone: 617-239-8491

Facsimile: 617-542-2241

E-mail:  rkelly@mintz.com

or at such other address as the Company or the Purchasers each may specify by written notice to the other parties hereto.  Any party may change the address to which notices, requests, consents or other communications hereunder are to be delivered by giving the other parties notice in the manner set forth in this Section 8.2.

8.3.          Remedies.  In addition to being entitled to exercise all rights provided herein or granted by Law, including recovery of damages, each of the Purchasers and the Company will be entitled to specific performance under the Transaction Documents.  The parties agree that monetary damages may not be adequate compensation for any loss incurred by reason of any breach of obligations contained in the Transaction Documents and hereby agrees to waive and not to assert in any action for specific performance of any such obligation the defense that a remedy at law would be adequate.

8.4.          Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the parties and their successors and permitted assigns.  The Company may not assign this Agreement or any rights or obligations hereunder without the prior written consent of each Purchaser (other than by merger).  Any Purchaser may assign any or all of such Purchaser’s rights under this Agreement to any Person to whom such Purchaser assigns or transfers any Shares; provided that such transferee agrees, as a condition to the effectiveness of such transfer, in writing to be bound, with respect to the transferred Shares, by the provisions of the Transaction Documents that apply to the Purchasers.

8.5.          No Third-Party Beneficiaries.  This Agreement is intended for the benefit of the parties hereto and their respective successors and permitted assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other Person, except as otherwise set forth in Section 6.10 hereof.

8.6.          Headings.  The headings of the Sections and paragraphs of this Agreement have been inserted for convenience of reference only and do not constitute a part of this Agreement.

8.7.          Governing Law.  This Agreement shall be governed by and construed in accordance with the Laws of the State of New York, without regard to its conflict of law principles.

8.8.          Independent Nature of Purchasers’ Obligations and Rights.  The obligations of each Purchaser under any Transaction Document are several and not joint with the obligations of any other Purchaser, and no Purchaser shall be responsible in any way for the performance or non-performance of the obligations of any other Purchaser under any Transaction Document.  Nothing contained herein or in any other Transaction Document, and no action taken by any Purchaser pursuant thereto, shall be deemed to constitute the Purchasers as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Purchasers are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by the Transaction Documents.  Each Purchaser shall be entitled to independently protect and enforce its rights, including without limitation, the rights arising out of this Agreement or out of the other Transaction Documents, and it shall not be necessary for any other Purchaser to be joined as an additional party in any proceeding for such purpose.  Each Purchaser has been advised by legal counsel acceptable to such Purchaser in such Purchaser’s review and negotiation of the Transaction Documents.  The Company has elected to provide all Purchasers with the same terms and Transaction Documents for the convenience of the Company and not because it was required or requested to do so by the Purchasers.

8.9.          Jurisdiction.  Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby  shall be brought in any federal or state court located in the Borough of Manhattan in the State of New York, and each of the parties hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by Law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum.  Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court.  Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 8.2 hereof shall be deemed effective service of process on such party.

8.10.        Counterparts.  This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, with the same effect as if all parties had signed the same document.  All such counterparts shall be deemed an original, shall be construed together and shall constitute one and the same instrument.

8.11.        Severability.  If any provision of this Agreement shall be found by any court of competent jurisdiction to be invalid or unenforceable, the parties hereby waive such provision to the extent that it is found to be invalid or unenforceable.  Such provision shall, to the maximum extent allowable by Law, be modified by such court so that it becomes enforceable, and, as modified, shall be enforced as any other provision hereof, all the other provisions hereof continuing in full force and effect.

8.12.        WAIVER OF JURY TRIAL.  IN ANY ACTION, SUIT, OR PROCEEDING IN ANY JURISDICTION BROUGHT BY ANY PARTY AGAINST ANY OTHER PARTY, THE PARTIES EACH KNOWINGLY AND INTENTIONALLY, TO THE GREATEST EXTENT PERMITTED BY APPLICABLE LAW, HEREBY ABSOLUTELY, UNCONDITIONALLY, IRREVOCABLY AND EXPRESSLY WAIVES FOREVER TRIAL BY JURY.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Series A Preferred Stock Purchase Agreement to be duly executed as of the day and year first above written.

THE COMPANY:

TRC COMPANIES, INC.

By:	/s/ Christopher P. Vincze
Name: Christopher P. Vincze
Title: Chief Executive Officer

Signature Page to Series A Preferred Stock Purchase Agreement

IN WITNESS WHEREOF, the parties hereto have caused this Series A Preferred Stock Purchase Agreement to be duly executed as of the day and year first above written.

THE PURCHASERS:

FEDERAL PARTNERS, L.P.
By:	Ninth Floor Corporation, its General Partner

By:	/s/ Stephen M. Duff
Name: Stephen M. Duff
Title: Chief Investment Officer

/s/ Edward Jepsen
Edward Jepsen

IAT REINSURANCE COMPANY

By:	/s/ Peter R. Kellogg
Name: Peter R. Kellogg
Title: President

/s/ Peter R. Kellogg
Peter R. Kellogg

BERMUDA PARTNERS

By:	/s/ Peter R. Kellogg
Name: Peter R. Kellogg
Title: Partner

NON-MARITAL TRUST F/B/O PETER R. KELLOGG
U/W/O JAMES C. KELLOGG, III

By:	/s/ Peter R. Kellogg
Name: Peter R. Kellogg
Title: Trustee and Not Individually

Signature Page to Series A Preferred Stock Purchase Agreement

SCHEDULE I

Purchasers Name and Address	Number of Shares Purchased	Total Purchase Price
Federal Partners, L.P. c/o Ninth Floor Corporation One Rockefeller Plaza, 31st Floor New York, NY 10020	3,720.930	$8,000,000

Edward Jepsen 14 Gale Road Bloomfield, CT 06002	697.674	$1,500,00

IAT Reinsurance Company 48 Wall Street, 30th Floor New York, NY 10005	465.116	$1,000,000

Peter R. Kellogg 48 Wall Street, 30th Floor New York, NY 10005	930.233	$2,000,000

Bermuda Partners 48 Wall Street, 30th Floor New York, NY 10005	930.233	$2,000,000

Non-Marital Trust F/B/O Peter R. Kellogg U/W/O James C. Kellogg, III 48 Wall Street, 30th Floor New York, NY 10005	465.116	$1,000,000

APPENDIX A

Definitions

Unless the context otherwise requires, the terms defined below shall have the meanings specified for all purposes of this Agreement:

 “Affiliate” shall have the meaning ascribed to such term in Rule 12b-2 of the General Rules and Regulations under the Exchange Act.

“Agreement” has the meaning assigned to it in the introductory paragraph hereof.

“Business Day” means any day except Saturday, Sunday and any day which shall be a legal holiday or a day on which banking institutions in the State of New York generally are authorized or required by Law or other governmental actions to close.

“Board” has the meaning assigned to it in Section 2 hereof.

“Certificate of Designation” has the meaning assigned to it in Section 1.1 hereof.

“Change of Control” has the meaning assigned to it in the Certificate of Designation.

“Closing” has the meaning assigned to it in Section 1.2 hereof.

“Closing Date” has the meaning assigned to it in Section 1.2 hereof.

“Commitment Amount” has the meaning assigned to it in Section 1.2 hereof.

“Common Stock” has the meaning assigned to it in the preamble hereof.

“Company” has the meaning assigned to it in the introductory paragraph hereof.

“Company Plans” has the meaning assigned to it in Section 4.2 hereof.

“Convertible Securities” has the meaning assigned to it in Section 7.1 hereof.

“Credit Agreement” means the Credit Agreement, dated July 17, 2006, as amended, by and among the Company, each of its Subsidiaries party thereto, the lenders that are signatory thereto, as lenders thereunder, and Wells Fargo Foothill, Inc., as the arranger and administrative agent thereunder.

“Disclosure Schedules” has the meaning assigned to it in Section 4 hereof.

“Environmental Law” has the meaning assigned to it in Section 4.18 hereof.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exempt Issuances” has the meaning assigned to it in Section 7.4 hereof.

“Exit Strategy Business” means the Company’s business involving fixed price remedial environmental clean-up and closure projects.

“Expenses” has the meaning assigned to it in Section 6.13 hereof.

“Fully Exercising Purchaser” has the meaning assigned to it in Section 7.2 hereof.

“GAAP” means U.S. generally accepted accounting principles consistently applied.

“Governmental Entity” means any national, federal, state, municipal, local, territorial, foreign or other government or any department, commission, board, bureau, agency, regulatory authority or instrumentality thereof, or any court, judicial, administrative or arbitral body or public or private tribunal.

“Hazardous Materials” has the meaning assigned to it in Section 4.18 hereof.

“Increase Authorization” has the meaning assigned to it in Section 2 hereof.

“Intellectual Property Rights” has the meaning assigned to it in Section 4.12 hereof.

“Law” shall mean any law (statutory, common, or otherwise), constitution, treaty, convention, statute, ordinance, code, regulation, rule or other similar authority enacted, adopted, promulgated, or applied by any Governmental Entity and any judgment, decision, decree or order of any Governmental Entity.

“Liquidation Event” shall have the meaning assigned to it in the Certificate of Designation.

“Material Adverse Effect” means any event, change, occurrence, circumstance, condition, fact or other matter that has had or would reasonably be expected to have a material adverse effect on the business, condition (financial or otherwise), assets, liabilities or results of operations of the Company and its Subsidiaries taken as a whole or is reasonably likely to prevent, materially delay or materially impair the ability of the Company to perform any obligation under this Agreement or to consummate the transactions contemplated by this Agreement on a timely basis, other than any event, change, occurrence, circumstance, condition, fact or other matter directly resulting from:  (i) the announcement or pendency of the transactions contemplated by this Agreement; (ii) compliance with the terms and conditions of this Agreement; (iii) any action or omission of the Company or its Subsidiaries taken with the prior approval of the Purchasers purchasing a majority of the outstanding Shares; (iv) any failure, in and of itself, by the Company to meet any internal or published projections, forecasts, or predictions of revenue, earnings or any other financial measure, it being understood that the circumstances giving rise to or contributing to such failure may be deemed to constitute, or may be taken into account in determining whether there has been, a Material Adverse Effect; (v) any change in the price or trading volume of the Common Stock in and of itself, it being understood that the circumstances underlying such change may be deemed to constitute, or may be taken into account in determining whether there has been, a Material Adverse Effect; (vi) changes affecting the industries in which the Company and its Subsidiaries operate, other than such changes that have a disproportionate impact on the Company and its Subsidiaries taken as a whole as compared to similarly situated businesses in the Company’s industries; (vii) any shareholder or derivative litigation arising from allegations of a breach of fiduciary duty relating to this Agreement or the transactions contemplated hereby; (viii) changes in general economic or political conditions in the United States of America, other than such changes that have a disproportionate impact on the Company and its Subsidiaries taken as a whole as compared to similarly situated businesses in the Company’s industries; (ix) changes affecting general worldwide economic or capital market conditions, other than such changes that have a disproportionate impact on the Company and its Subsidiaries taken as a whole as compared to similarly situated businesses in the Company’s industries; (x) any changes in GAAP or Laws applicable to the Company or any of its Subsidiaries or any of their respective assets, other than such changes that have a disproportionate impact on the Company and its Subsidiaries taken as a whole as compared to similarly situated businesses in the Company’s industries; or (xi) acts of war, armed hostilities, sabotage, or terrorism or any escalation or worsening of any acts of war, armed hostilities, sabotage, or terrorism.

“Material Permit” has the meaning assigned to it in Section 4.17 hereof.

“New Issuance” has the meaning assigned to it in Section 7.1 hereof.

“NYSE” means the New York Stock Exchange.

“Offer Notice” has the meaning assigned to it in Section 7.2 hereof.

“Offered Securities” has the meaning assigned to it in Section 7.1 hereof.

“Oversubscription Notice” has the meaning assigned to it in Section 7.2 hereof.

“Person” means and includes all natural persons, corporations, business trusts, associations, companies, partnerships, joint ventures, limited liability companies and other entities and governments and agencies and political subdivisions.

“Preemptive Proportionate Share” has the meaning assigned to it in Section 7.2 hereof.

“Purchase Price” has the meaning assigned it in Section 1.1 hereof.

“Purchaser” and “Purchasers” have the meaning assigned to them in the introductory paragraph of this Agreement and shall include any Affiliates of the Purchasers.

“Purchaser Party” has the meaning assigned to it in Section 6.10 hereof.

“Registration Rights Agreement” has the meaning assigned to it in Section 3.4 hereof.

“Required Stockholder Approval” has the meaning assigned to it in Section 2 hereof.

“Rights” has the meaning assigned to it in Section 7.1 hereof.

“SEC” means the Securities and Exchange Commission.

“SEC Reports” has the meaning assigned to in Section 4.5(a) hereof.

“Securities Act” means the Securities Act of 1933, as amended.

“Series A Preferred Stock” has the meaning assigned to it in the preamble hereof.

“Shares” has the meaning assigned to it in Section 1.1 hereof.

“Special Meeting” has the meaning assigned to it in Section 2 hereof.

“Subordinated Debt” means $5,000,000 in principal amount of subordinated debt issued pursuant to that certain Subordinated Loan Agreement, dated July 19, 2006, by and among the Company, certain of its Subsidiaries and Federal Partners, L.P.

“Subsidiary” means any corporation, association trust, limited liability company, partnership, joint venture or other business association or entity (i) at least 50% of the outstanding voting securities of which are at the time owned or controlled directly or indirectly by the Company or (ii) with respect to which the Company possesses, directly or indirectly, the power to direct or cause the direction of the affairs or management of such Person.

“Trading Market” means the following markets or exchanges on which the Common Stock may be listed or quoted for trading on the date in question: the American Stock Exchange, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, the NYSE or the OTC Bulletin Board.

“Transaction Documents” means this Agreement, the Registration Rights Agreement and, if applicable, any joinder agreement to which a Purchaser that purchases Shares after the Closing is a party.